UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

DEMANDWARE, INC.

(Exact Name of Company as Specified in Charter)

Delaware	001-35450	20-0982939
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Wall Street Burlington, MA	01803
(Address of Principal Executive Offices)	(Zip Code)

Company’s telephone number, including area code: (888) 553-9216

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) Appointment of New Principal Financial Officer and Principal Accounting Officer

On May 1, 2014, Demandware, Inc. (the “Corporation”) appointed Timothy M. Adams, effective June 2, 2014, as the Executive Vice President, Chief Financial Officer and Treasurer of the Corporation to hold office until his successor is duly elected and qualified or until his earlier resignation or removal.

Mr. Adams, 54, has served as Senior Vice President and Chief Financial Officer of athenahealth, a public company and a leading provider of cloud-based services for electronic heath record (EHR), practice management, and care coordination since 2010. Previously, Mr. Adams served as Chief Investment Officer of Constitution Medical Investors, Inc., a private investment firm focused on health care-sector-related acquisitions and investments, as well as Senior Vice President of Corporate Strategy for Keystone Dental, Inc., a provider of dental health products and solutions. Earlier in his career, Mr. Adams was Chief Financial Officer at a number of publicly traded companies including Orthofix International N.V., a diversified medical device company, Cytyc Corporation, a developer and manufacturer of clinical products focused on women’s health, and Digex, Inc., a web hosting company that was acquired by Worldcom. Mr. Adams also held various executive level positions at Modus Media International, which was acquired by CMGI, Geotrust, which was acquired by Verisign, and GTE Internetworking / BBN Planet. Mr. Adams began his career in public accounting at Price Waterhouse and is a Certified Public Accountant. Mr. Adams obtained his Bachelor of Science from Murray State University and his M.B.A. from Boston University.

Mr. Adams is not related to any of the Corporation’s directors or executive officers. There are no related person transactions between the Corporation, on the one hand, and Mr. Adams or his immediate family members, on the other hand, reportable under Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended.

On April 29, 2014, the Corporation entered into a letter agreement with Mr. Adams (the “Agreement”) in connection with his employment. The Agreement provides for an initial annual base salary of $315,000 with salary increases at the discretion of the Corporation. Under the terms of the Agreement, Mr. Adams is eligible to receive annual performance bonuses pursuant to the Corporation’s incentive compensation plan, and he is generally entitled to participate in executive benefit plans and programs, if any, on the same terms as other similarly situated employees. For the year ending December 31, 2014, Mr. Adams will be eligible for an annual bonus of up to $285,000 based on the achievement of milestones or objectives as determined by the Corporation’s Board of Directors, which will be pro-rated for the amount of time Mr. Adams is employed at the Corporation. Subject to approval of the Board of Directors, Mr. Adams will be granted (i) options to purchase shares of the Corporation’s common stock and (ii) restricted stock. If (i) the Corporation or its successor terminates Mr. Adams’ employment without Cause or if Mr. Adams terminates his employment for Good Reason (each as defined in the Agreement) and (ii) the termination occurs during the period ending six months following the consummation of a Change of Control, Mr. Adams is entitled to receive (a) an amount equal to the remaining salary Mr. Adams would have received if he had been employed through the date that is 12 months following the termination date, less applicable taxes and withholdings, payable in accordance with the Corporation’s regular payroll procedures over the 12-month period, (b) a lump-sum payment equal to 100% of his target annual cash bonus for the year in which the Change of Control occurs and (c) provided that Mr. Adams elects COBRA coverage, the amount the Corporation pays for active employees with similar coverage for him and his covered beneficiaries until the earlier of the six months following the date his employment ends or the date he ceases to be eligible for COBRA coverage.

Item 7.01. Regulation FD Disclosure.

The full text of the Corporation’s press release issued in connection with the announcement of Mr. Adams’ appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 relating to Item 7.01 shall be deemed to be furnished, and not filed:

99.1 Press Release dated May 1, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEMANDWARE, INC.

Date: May 5, 2014	By:	/s/ Thomas D. Ebling
Thomas D. Ebling
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated May 1, 2014